                  REGISTRATION UNDER THE SECURITIES ACT OF 1933
                       RATIO OF EARNINGS TO FIXED CHARGES


                                                                    EXHIBIT 12.1



                              LSI LOGIC CORPORATION
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                        (AMOUNTS IN MILLIONS OF DOLLARS)


                                                       Year ended December 31,                         Nine Months ended
                                      -----------------------------------------------------------    --------------------
                                        1996         1997         1998         1999        2000        2000        2001
                                      --------     --------     --------     --------    --------    --------    --------
Pre-tax income (loss) from
     continuing operations
     before adjustment for
     minority interests in
     consolidated subsidiaries
     or income or loss from
     equity investees                 $  208.4     $  228.0     $ (129.5)    $  224.2    $  379.8    $  278.4    $ (780.3)

Add: Amortization of
     capitalized interest                  1.0          2.0          1.4          2.8         2.7         2.1         2.1

Less: Interest capitalized                (2.0)        (5.0)       (11.5)          --          --          --          --

                                      --------     --------     --------     --------    --------    --------    --------
       Subtotal                          207.4        225.0       (139.6)       227.0       382.5       280.5      (778.2)
                                      --------     --------     --------     --------    --------    --------    --------

Fixed charges:

       Interest expensed and
       capitalized and
       amortization of debt
       discounts and premiums
       on all indebtedness                16.8          7.9         21.0         40.0        41.6        31.4        29.8

       Interest on rental expenses        16.6         15.6         15.4         13.0         7.8         4.7        15.7

                                      --------     --------     --------     --------    --------    --------    --------
       Total fixed charges                33.4         23.5         36.4         53.0        49.4        36.1        45.5
                                      --------     --------     --------     --------    --------    --------    --------

Earnings                              $  240.8     $  248.5     $ (103.2)    $  280.0    $  431.9    $  316.6    $ (732.7)
                                      --------     --------     --------     --------    --------    --------    --------

                                      --------     --------     --------     --------    --------    --------    --------
Ratio of earnings to fixed charges         7.2         10.6           --          5.3         8.7         8.8          --
                                      ========     ========     ========     ========    ========    ========    ========